Exhibit 99.1

[West Marine Logo]

DENNIS MADSEN JOINS THE BOARD OF DIRECTORS OF WEST MARINE

WATSONVILLE, CA, September 13, 2010 - West Marine, Inc. (Nasdaq: WMAR).  At its meeting held on September 9, 2010, West Marine’s board of directors appointed a new independent director, Dennis Madsen, to its board effective as of the next regularly scheduled board and committee meetings to be held in November 2010.  Mr. Madsen also was appointed to West Marine’s governance and compensation committee.

Mr. Madsen spent almost 40 years of his career with Recreational Equipment, Inc. (REI), a retailer and online merchant for outdoor gear and clothing.  He joined REI in 1966 out of high school, and rose through the ranks from stocking store shelves to achieving the position of President and Chief Executive Officer of REI until he retired in 2005.

Mr. Madsen also currently serves on the board of directors and as a member of the compensation committee and audit committee of Alaska Air Group (parent company for Alaska and Horizon Airlines) and on the boards of Alaska Airlines and Horizon Air.  He also serves as a member of the boards of Pivotlink Corporation, a business intelligence service company, Performance Bicycles, a bicycle retail and mail order company, Evolucion, Inc., an Internet retailer of snowsports, wakeboard and skate board equipment and apparel, and Islandwood and the Youth Outdoors Legacy Fund, each youth outdoor learning centers, and as a member of the Board of Trustees of Western Washington University.

Mr. Madsen holds a B.S. in mechanical engineering from Seattle Pacific University, and has attended graduate courses in Pacific Lutheran University’s M.B.A. program.

Randy Repass, Chairman of West Marine, says “West Marine is excited to have Dennis join our board.  His vast retail expertise and his customer-service driven focus fits well with West Marine’s strategic vision and culture.  We look forward to the contributions he will make to our board and to our company.”

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 330 company-operated stores located in 38 states, Puerto Rico, Canada and two franchised stores located in Turkey. Our call center and Internet channels offer customers over 60,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

Contact:  West Marine, Inc.
Geoff Eisenberg, President and Chief Executive Officer
(831) 761-4229